Exhibit 10.1

RESTRICTED STOCK GRANT AGREEMENT

This Restricted Stock Grant Agreement (“Agreement”), dated as of March 11, 2008, is between Interlink Electronics, Inc., a Delaware corporation (the “Company”) and John A. Buckett, II (“Buckett”).

1. Stock Bonus. In appreciation for the efforts made and to be made by Buckett on behalf of the Company in his capacity as interim Chairman and Chief Executive Officer of the Company since January 4, 2008, the Company hereby grants to Buckett, subject to the terms and conditions of this Agreement, 50,000 shares of the Company’s Common Stock (the “Restricted Shares”). The Restricted Shares shall vest and be issued according to the following schedule:

Vesting Date	Number of Restricted Shares Vested
March 31, 2008	12,500
April 30, 2008	4,167
May 31, 2008	4,167
June 30, 2008	4,167
July 31, 2008	4,167
August 31, 2008	4,167
September 30, 2008	4,167
October 31, 2008	4,167
November 30, 2008	4,167
December 31, 2008	4,164

The vesting and issuance of such Restricted Shares shall be conditioned on Buckett’s continued employment with the Company as of each applicable Vesting Date. The value per share of any Restricted Shares issued to Buckett shall be the market value per share of the Company’s Common Stock as of the applicable Vesting Date (the “Value”).

2. Tax Withholding. Buckett acknowledges that, on each Vesting Date, the Value of the Restricted Shares granted on such date will be treated as ordinary compensation income for federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on this income amount. To satisfy the required withholding amount, Buckett agrees that the Company shall withhold from Buckett’s monthly salary the required withholding amount. Buckett agrees that if the amount of Buckett’s net monthly salary is not sufficient to pay the required withholding amount in full, Buckett shall pay the deficient portion of the required withholding amount to the Company in cash. Buckett further agrees that no Restricted Shares shall be delivered to Buckett until Buckett shall have paid to the Company in cash any required tax withholding.

3. Stock Certificate. The Company will deliver to Buckett a certificate representing the Restricted Shares within five (5) business days of each Vesting Date.

4. Limitation on Transfer. Buckett agrees that he will not, during the period ending one year after each applicable Vesting Date, offer, pledge, sell or otherwise transfer or dispose of, directly or indirectly, any Restricted Shares that vested as of such Vesting Date.

5. Transfers in Violation. The Company will not be required (a) to transfer on its books any Restricted Shares that have been sold or transferred in violation of any of the provisions set forth in this Agreement or (b) to treat as owner of such Restricted Shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such Restricted Shares purport to have been so transferred.

6. Restricted Securities. Buckett understands and acknowledges that the Restricted Shares have not been registered under the Act or applicable state securities laws, that the Restricted Shares must be held indefinitely unless subsequently registered under the Act and applicable state securities laws or unless an exemption from such registration requirements is available, and that the Company is under no obligation to register the Restricted Shares.

7. Legends. All certificates representing any of the Restricted Shares will contain the following legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED FOR VALUE UNLESS THEY ARE REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR THE CORPORATION RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO IT, OR OTHERWISE SATISFIES ITSELF, THAT REGISTRATION IS NOT REQUIRED.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AS SET FORTH IN A RESTRICTED STOCK GRANT AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION.”

8. Representations. Buckett represents and warrants that the Restricted Shares are acquired by Buckett for his own account and not with a view to or for sale in connection with any distribution of the Restricted Shares.

9. Enforcement. Each of the Company and Buckett acknowledges that the other party will suffer irreparable harm if either party fails to comply with this Agreement, and that monetary damages will be inadequate to compensate the parties for such failure. Accordingly, the parties agree that this Agreement may be enforced by specific performance or other injunctive relief, in addition to any other remedies available at law or in equity.

10. Miscellaneous.

10.1 Governing Law. This Agreement will be governed by, and will be construed and enforced in accordance with, the laws of the state of California.

10.2 Amendment; Waiver. This Agreement may be amended only by the written consent of the Company and Buckett. No waiver of any provision of this Agreement will be effective unless in writing and signed by the waiving party.

10.3 Assignment. The rights and benefits of this Agreement will inure to the benefit of and be enforceable by the Company and its respective successors and assigns. The rights and obligations of Buckett under this Agreement may not be assigned without the prior written consent of the Company.

10.4 Attorneys’ Fees. If suit or action is filed by any party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party will be entitled to recover reasonable attorneys’ fees and expenses incurred in preparation for and prosecution of such suit or action at trial, on appeal, and in connection with any petition for review.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY

Interlink Electronics, Inc.

By:	/s/ Charles C. Best
Name:	Charles C. Best
Title:	Chief Financial Officer

/s/ John A. Buckett, II
John A. Buckett, II